EXHIBIT 1.0

Ceragenix's Lead Compounds Show Anti-Angiogenic Activity

To be Tested by the National Cancer Institute

(Denver, CO) Ceragenix Pharmaceuticals, Inc. ("Ceragenix") (OTCBB:CGXP) today announced that two of its lead Cationic Steroid Antibiotic ("CSA") compounds have been accepted by the National Cancer Institute's ("NCI") Developmental Therapeutics Program ("DTP") to evaluate the compounds' potential activity in inhibiting the growth of tumor blood supply. Researchers at a leading cancer center in Canada have found these compounds to possess activity similar to human angiostatins in one in vitro model. The DTP Angiogenesis Resource Center's activities include the assessment of the in vitro and in vivo potential of anti-angiogenic therapies. The initial evaluation of Ceragenix's compounds will be in three in vitro models: (1) the growth inhibition assay; (2) the cord formation assay; and (3) the cell migration assay. Compounds are selected for further testing by NCI on the basis of their activity in at least one of the above assays.

Compounds that have the ability to selectively target and inhibit the growth of new blood vessels have potential application in anti-cancer therapies and in the treatment of certain diseases such as Advanced Macular Degeneration ("AMD"), a devastating eye disease that may lead to total blindness. In cancer therapy, the most dangerous tumors are the ones that are growing quickly and require new blood vessels to fuel their growth. Scientists believe that one potentially effective means to inhibit such growth is to starve the tumor of its blood supply. The blood vessels that feed tumor cells differ from normal blood vessels in that they contain negatively charged lipids on their surface. The CSAs are positively charged molecules that in prior published research have been shown to have a very high affinity for such negatively charged compounds.

Steven S. Porter, Chairman and CEO of Ceragenix commented: "While we first became interested in the CSAs for their use for new topical antibiotic therapies, continued experience with these compounds, assisted by the guidance of the medical literature, has made us aware that they also have potential as anti-viral and anti-cancer agents. We are pleased that the NCI has accepted these compounds into their screening program and look forward to reviewing the results of the testing."

About Ceragenix

Ceragenix is a development-stage biopharmaceutical company focused on dermatology, infectious diseases, and oncology. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams -- EpiCeram(tm) and NeoCeram(tm) -- that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis, and other common skin disorders. The Company's patented Cationic Steroid Antibiotic (CSA) technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections, and other indications.

Forward-Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the company's planned products, the ability of the company to commercialize its planned products, market acceptance of the company's planned products, and the company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB, and 8-K. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

Contact:

         Ceragenix
         Steven Porter, Chief Executive Officer
         (720) 946-6440

         CEOcast
         Michael Wachs
         (212) 732-4300